Exhibit 18.1

August 8, 2005

To the Board of Directors

Northwest Airlines Corporation

Dear Ladies and Gentlemen:

Note 2 of the Notes to the condensed consolidated financial statements of Northwest Airlines Corporation (“NWA” or the “Company”) included in its Form 10-Q for the quarter ended June 30, 2005 describes a change in the method of accounting for pension plan administrative expenses.  NWA formerly recognized these expenses as a component of the actuarial gain/loss amount and amortized such expenses over periods prescribed by Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions”.  NWA’s new method will result in the recognition of these expenses during the period incurred.   There are no authoritative criteria for determining a ‘preferable’ pension plan administrative expense recognition method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2004, and therefore we do not express any opinion on any financial statements of Northwest Airlines Corporation subsequent to that date.

Very truly yours,

/s/Ernst & Young LLP
Minneapolis, Minnesota